CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 and No. 582 to the Registration Statement on Form N-4 (No. 333-95729 and No. 811-05618) (the “Registration Statement”) of our report dated April 4, 2022 relating to the financial statements of Allianz Life Insurance Company of North America and consent to the incorporation by reference in the Registration Statement of our report dated April 4, 2022 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account B of Allianz Life Insurance Company of North America indicated in our report, which appear in Registrant’s Form N-VPFS (No. 811-05618) for the period ended December 31, 2021.  We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 26, 2022